Exhibit 23.3

KPMG LLP Suite 1500 15 W. South Temple Salt Lake City, UT 84101

Consent of Independent Auditors
We consent to the use of our report dated February 15, 2022, with respect to the financial statements of Medici Ventures, L.P., incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP
Salt Lake City, Utah
June 10, 2024
KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.